Exhibit 99.1

PRESS RELEASE

MARCH 16, 2009

SAUER-DANFOSS INC. REPORTS PRELIMINARY FOURTH QUARTER 2008 RESULTS

•                  Fourth Quarter Sales and Earnings Impacted by Global Recession and Cost Reduction Actions

•                  Impairment and Restructuring Costs of $1.56 per Share also Impact Fourth Quarter and Full-Year Loss

•                  Debt Refinancing Secured

•                  Board Approves Suspension of Cash Dividends

CHICAGO, Illinois, USA, March 16, 2009 — Sauer-Danfoss Inc. (NYSE: SHS) today announced its preliminary financial results for the fourth quarter ended December 31, 2008.  As a result of ongoing impairment analysis relating to long-lived asset values, the financial results are not yet final and the Company is delaying the release of its Annual Report on Form 10-K.

Fourth Quarter Review

Net sales for the fourth quarter declined 25 percent to $371.4 million, compared with net sales of $494.2 million for the fourth quarter of 2007.  Excluding the impact of changes in currency translation rates, sales in the fourth quarter declined 16 percent over the same quarter last year.  Sales for the fourth quarter dropped 23 percent in Europe, 11 percent in the Americas, and 1 percent in the Asia-Pacific region, excluding the impact of currency.  Sales decreased 18 percent in the Controls segment, 16 percent in the Propel segment, and 14 percent in the Work Function segment, excluding currency.

Subject to the results of the ongoing impairment analysis, the Company reported a net loss of $100.6 million, or $2.09 per share, for the fourth quarter 2008, compared to net income of $8.7 million, or $0.18 per share, for the fourth quarter of 2007.  Results for 2008 were impacted by one-time restructuring and severance costs of $24.9 million, or $0.37 per share, compared to restructuring costs in 2007 of $1.6 million, or $0.02 per share.  Included in the 2008 costs is the previously announced loss on the sale of the AC motor business of $8.4 million, or $0.13 per share.  In addition, the unusually high cost of certain

Executive Offices: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069

product field recall activities, primarily related to the Controls segment, impacted fourth quarter 2008 results by $7.5 million, or $0.11 per share, compared with $2.6 million, or $0.04 per share, in the fourth quarter 2007.

Sven Ruder, President and Chief Executive Officer, commented, “The fourth quarter results reflect the effects of the global economic downturn in our business resulting in a rapid and steep drop in almost all of our markets.  As a result, we incurred significant costs related to reducing our workforce along with the loss on the sale of the AC motor business, as previously announced.”

Non-Cash Goodwill and Long-Lived Asset Impairment Charges

In connection with its annual goodwill and long-lived asset impairment testing for 2008, the Company incurred a fourth quarter and full-year charge related to goodwill impairment of $22.9 million, or $0.44 per share, impacting the Work Function and Controls segments.  The goodwill relates to the acquisition of the Danfoss Fluid Power business in 2000 and subsequent acquisitions made over the past seven years.  The Company has not completed its long-lived asset impairment analysis and has recorded a preliminary estimate of its long-lived asset impairment charge of $49.3 million, or $0.75 per share impacting the Work Function segment.  The Company will release its final audited financial statements upon the completion of the analysis of long-lived asset impairment.

Ruder explained, “As a result of the challenging market conditions and the resulting decline in the Company’s market capitalization, we were required by accounting rules to record a non-cash goodwill and long-lived asset impairment charge in the fourth quarter.  With the continued decline in our markets and market capitalization, the goodwill and long-lived assets remaining on our books are at risk of further write-down as we move through 2009.”

Twelve Month Review

Sauer-Danfoss had net sales of $2,090.5 million for the twelve months ended December 31, 2008, an increase of 6 percent compared to net sales of $1,972.5 million for 2007.  Net sales for the twelve months of 2008, excluding currency translation rate changes and divestitures, rose 3 percent over the prior year period.  The Company’s sales for full year 2008 increased 23 percent in the Asia-Pacific region and 3 percent in the Americas, while remaining level in Europe, excluding the impact of currency and divestitures.  Sales in the Propel segment increased 4 percent, sales in the Work Function segment increased 2 percent, and sales in the Controls segment increased 1 percent, excluding currency and divestitures.

Pending completion of the ongoing impairment analysis, the Company’s net loss for full year 2008 totaled $39.1 million, or $0.81 per share, compared to net income of $47.2 million, or $0.98 per share, for the same period last year.  Results for 2008 were impacted by restructuring and severance costs of $23.5 million, or $0.35 per share, compared to restructuring costs in 2007 of $19.4 million, or $0.32 per share.  In addition, 2008 results were impacted by $15.6 million, or $0.23 per share, of certain product field recall costs, primarily related to the Controls segment, compared with $5.2 million, or $0.07 per share, in 2007.

New Orders and Backlog Decline

The Company received new orders of $222.5 million for the fourth quarter of 2008, a decrease of 66 percent from the fourth quarter 2007.  Excluding currency translation rate changes, orders were down 62 percent.

Total backlog at December 31, 2008 was $743.7 million, a 19 percent decline from the same period last year.  Excluding currency translation rate changes, backlog decreased 18 percent.

Ruder added, “The decrease in new orders for the quarter and the resulting decline in our backlog reflect the sudden and dramatic downturn we have seen in almost all markets and regions.  There is a lot of uncertainty in our markets, causing customers to extend their year-end plant shutdowns and move out orders on short notice.”

Cash Flow from Operations

Sauer-Danfoss’ cash flow from operations for full year 2008 was $185.2 million, compared to $98.1 million for full year 2007.  Capital expenditures were $198.6 million for full year 2008 compared to $135.6 million for the same period last year.  The Company’s debt to total capital ratio, or leverage ratio, was 51 percent at December 31, 2008, compared to 43 percent at December 31, 2007.

Debt Refinancing

On March 12, 2009, the Company entered into a lending agreement with Danfoss A/S pursuant to which the Company can borrow up to $490 million on a line of credit from Danfoss A/S.  The proceeds of this borrowing will be used to retire the Company’s existing indebtedness under the $300 million multi-currency credit facility and other credit agreements.  Danfoss A/S is the Company’s majority stockholder.

In conducting its annual financial audit and reviewing its borrowing covenants, the Company determined that it will likely fall out of compliance with the debt-to-trailing EBITDA ratio covenants in its existing credit agreements by the end of the first quarter 2009.  The Company carefully weighed its options for seeking a waiver of the projected covenant violation or refinancing its debt and determined that the terms offered by Danfoss A/S were superior to the terms the Company could obtain from other sources in today’s market.

“We believe that our relationship with Danfoss will be extremely beneficial as we navigate through the present worldwide economic crisis,” Ruder observed.  “Our new credit agreement should put us in position to move forward in 2009 and beyond despite the challenging market conditions we anticipate.”

Actions to Reduce Expenses and Conserve Cash

In response to the challenges the Company is facing in the current economic downturn, the Company has and is taking various actions to reduce expenses and conserve cash, including:

•                  Closing its Hillsboro, Oregon valve operations with operations to be relocated to the Company’s Easley, South Carolina plant.

•                  Exiting from the unprofitable electric drive business.

•                  Aggressively reducing travel and similar costs.

•                  Curtailing all but the most critical capital investments.

•                  Reducing its workforce by 2,200 or 23 percent since mid-2008.

•                  Instituting temporary plant shutdowns and shortened work weeks.

•                  Freezing salaries for the year.

•                  Suspending management incentive plans.

•                  Reducing all senior leadership salaries by 10 to 15 percent for the year.

 “We will continue to take aggressive actions as needed in response to the changing environment.  While these actions are difficult and affect our employees, they are necessary to keep Sauer-Danfoss competitive through this global recession.  We believe we will emerge as a much stronger company when the economy and our markets recover,” said Ruder.

Suspension of Dividends

On March 13, 2009, the Company’s Board of Directors voted to suspend the Company’s quarterly cash dividend until further notice.

Ruder commented, “In light of the high cost of capital and current uncertainties in the global markets, we feel it is prudent to conserve cash to further strengthen our balance sheet and enhance our financial flexibility.”

2009 Outlook

“Based on the uncertainties in the world economies and our markets and the continuing actions we will take to address any further declines in our business, it is very difficult to forecast the outlook for 2009.  We do not expect an upturn in our markets in 2009.  Based on our current rather unclear view of our markets, along with our ongoing cost reduction actions, we expect a loss for full year 2009 in the range of $1.60 to $2.40 per share, including workforce reduction and restructuring costs of $0.40 to $0.60 per share, with annual sales declining 30 to 40 percent from 2008 levels.  Capital expenditures will not exceed $60.0 million,” concluded Ruder.

Webcast Information

Members of Sauer-Danfoss’ management team will host a Webcast on March 17 at 10 AM Eastern Time to discuss 2008 fourth quarter results.  The call is open to all interested parties on listen-only mode via an audio webcast and can be accessed through the Investor Relations page of the Company’s website at http://ir.sauer-danfoss.com. A replay of the call will be available at that site through March 31, 2009.

About Sauer-Danfoss

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic, electric and electronic systems and components for use primarily in applications of mobile equipment.  Sauer-Danfoss had revenues of $2.1 billion in 2008 and has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.  The Company’s executive offices are located near Chicago in Lincolnshire, Illinois.

More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors.  Readers should bear in mind that past experience may not be a good guide to anticipating actual future results. The economies in the U.S, Europe, and Asia-Pacific are suffering from the shockwaves of the worldwide credit crisis, continued weakness in the housing and residential construction markets, growing weakness in the commercial and public-sector construction markets, and uncertainty surrounding job creation, interest rates, and crude oil prices.   At this point, it appears that the worldwide economic downturn will continue throughout 2009.  Any downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations.  Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company’s significant customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; cost-reduction and productivity efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; the ability and willingness of Danfoss A/S, the Company’s majority stockholder, to lend money to the Company at sufficient levels and on terms favorable enough to enable the Company to meet its capital needs; the Company’s ability to access the capital markets or traditional credit sources to supplement or replace the Company’s borrowings from Danfoss A/S if the need should arise; claims, including, without limitation, warranty claims, field retrofit claims, product liability claims, charges or dispute resolutions; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials in product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates; the sub-prime credit market crisis, credit market disruptions, and significant changes in capital market liquidity and funding costs affecting the Company and its customers; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; energy prices; the impact of new or changed tax and other legislation and regulations in jurisdictions in which the Company and its affiliates operate; actions by the U.S. Federal Reserve Board and the central banks of other nations; actions by other regulatory agencies, including those taken in response to the global credit crisis; actions by rating agencies; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that these lists of cautionary statements and risk factors may not be exhaustive.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances. The foregoing risks and uncertainties are further described in Item 1A (Risk Factors) in the Company’s latest annual report on Form 10-K filed with the SEC, which should be reviewed in considering the forward-looking statements contained in this press release.

For further information please contact:

Sauer-Danfoss Inc. – Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 956-5364
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance Europe	Krokamp 35	Fax:	+49-4321-871-121
	24539 Neumünster, Germany	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
(Dollars in thousands	December 31,	December 31,	December 31,	December 31,
except per share data)	2008	2007	2008	2007
Net sales	371,388	494,173	2,090,513	1,972,548
Cost of sales	333,375	397,572	1,654,903	1,544,846
Gross profit	38,013	96,601	435,610	427,702
Research and development	20,732	20,014	82,915	70,552
Selling, general and administrative	55,357	57,218	258,184	233,809
Loss on sale of businesses and asset disposals	10,289	177	9,604	9,412
Impairment charges	72,168	—	72,168	—
Total operating expenses	158,546	77,409	422,871	313,773
Income (loss) from operations	(120,533)	19,192	12,739	113,929
Nonoperating income (expenses):
Interest expense, net	(5,318)	(6,022)	(24,628)	(22,741)
Minority interest in income of consolidated companies	(1,901)	(6,051)	(17,811)	(21,562)
Other, net	4,695	(140)	967	(3,589)
Income (loss) before income taxes	(123,057)	6,979	(28,733)	66,037
Income taxes	22,450	1,718	(10,406)	(18,839)
Net income (loss)	(100,607)	8,697	(39,139)	47,198
Net income (loss) per share:
Basic net income (loss) per common share	(2.09)	0.18	(0.81)	0.98
Diluted net income (loss) per common share	(2.09)	0.18	(0.81)	0.98

Weighted average shares outstanding
Basic	48,237	48,099	48,226	48,094
Diluted	48,237	48,493	48,226	48,327
Cash dividends declared per common share	0.18	0.18	0.72	0.72

BUSINESS SEGMENT INFORMATION

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands)	2008	2007	2008	2007
Net sales
Propel	184,225	233,327	1,016,609	940,692
Work Function	99,748	134,697	561,416	534,040
Controls	87,415	126,149	512,488	497,816
Total	371,388	494,173	2,090,513	1,972,548
Segment Income (Loss)
Propel	9,501	35,371	156,805	146,617
Work Function	(87,168)	(5,164)	(79,659)	(2,886)
Controls	(37,182)	985	(21,386)	17,740
Global Services and Other Expenses, net	(989)	(12,140)	(42,054)	(51,131)
Total	(115,838)	19,052	13,706	110,340

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,	December 31,
(Dollars in thousands)	2008	2007
Cash flows from operating activities:
Net income (loss)	(39,139)	47,198
Depreciation and amortization	112,962	102,303
Impairment Charges	72,168	—
Minority interest in income of consolidated companies	17,811	21,562
Net change in receivables, inventories, and payables	40,385	(64,033)
Other, net	(18,990)	(8,890)
Net cash provided by operating activities	185,197	98,140
Cash flows from investing activities:
Purchases of property, plant and equipment	(198,634)	(135,633)
Proceeds from sale of property, plant and equipment	11,141	6,496
Proceeds from sale of businesses	—	6,932
Net cash used in investing activities	(187,493)	(122,205)
Cash flows from financing activities:
Net borrowings on notes payable and debt instruments	51,799	71,436
Performance unit compensation excess tax deduction	(145)	145
Cash dividends	(34,728)	(33,636)
Distribution to minority interest partners	(13,881)	(15,889)
Net cash provided by financing activities	3,045	22,056
Effect of exchange rate changes	(4,393)	(314)
Net decrease in cash and cash equivalents	(3,644)	(2,323)
Cash and cash equivalents at beginning of year	26,789	29,112
Cash and cash equivalents at end of year	23,145	26,789

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Dollars in thousands)	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	23,145	26,789
Accounts receivable, net	239,881	318,152
Inventories	326,688	318,836
Other current assets	50,754	56,365
Total current assets	640,468	720,142
Property, plant and equipment, net	584,476	562,818
Other assets	232,427	217,462
Total assets	1,457,371	1,500,422

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	65,512	59,415
Long-term debt due within one year	58,006	208,819
Accounts payable	149,512	168,015
Other accrued liabilities	146,863	128,358
Total current liabilities	419,893	564,607
Long-term debt	367,922	175,811
Long-term pension liability	90,966	70,777
Deferred income taxes	44,243	40,930
Other liabilities	66,728	62,253
Minority interest in net assets of consolidated companies	67,655	60,544
Stockholders’ equity	399,964	525,500
Total liabilities and stockholders’ equity	1,457,371	1,500,422

Debt to total capital ratio (1)	51%	43%

(1) The debt to total capital ratio is calculated by dividing total interest bearing debt by total capital.  Total interest bearing debt is the sum of notes payable and bank overdrafts, long-term debt due within one year, and long-term debt.  Total capital is the sum of total interest bearing debt, minority interest in net assets of consolidated companies, and stockholders’ equity.